Exhibit 99.1

ZBB Energy Corporation Reports First Quarter 2013 Results

ZBB Receives $860,000 Order From Major Vehicle/Engine Manufacturer for Hybrid Vehicle Motor Controller

MILWAUKEE, WI – (Marketwire – November 5, 2012) – ZBB Energy Corporation (NYSE MKT: ZBB), a leading developer of intelligent, renewable energy power platforms, today announced its financial results for the first quarter ended on September 30, 2012.

Financial results for the first quarter ended September 30, 2012 as compared to the first quarter ended September 30, 2011 included:

●	Product sales increased $1,379,031, or 610 percent, to $1,605,138

●	Total revenues increased 11 percent to $1,823,321

●	Net loss of $2,882,790 compared to $1,675,448

●	Loss per share decreased to ($0.04) from ($0.05) per share

As of November 5, 2012, the Company’s backlog was $5.3 million compared to backlog of $6.2 million on September 6, 2012.  ZBB ended the quarter with total assets of $20.4 million including $4.6 million in cash.  Inventory for current backlog expected to ship in the second and third quarters of this fiscal year has mostly been procured.  Anticipated collections in the second and third quarters of this fiscal year associated with current backlog less any customer deposits approximate $3.7 million.  Operating expenses continue to run just under $900,000 per month with the Company actively reducing non-essential cash expenses.

The Company is aggressively pursuing additional sales orders and other sources of funding.  Sufficient cash and working capital through June 30, 2013 depends on closing additional sales orders and/or obtaining additional funding.

Highlights of the first quarter of fiscal year 2013

Total revenues increased during the first quarter to $1,823,321 from $1,637,857 in the prior year quarter. First quarter product sales increased $1,379,031 to $1,605,138 during the first quarter, due to successful commercialization and continued sales growth of the Company’s EnerSystem™ platform and related products.  This increase was offset by a decline in engineering and development revenues, which declined to $218,183, as compared to $1,411,750 in the prior year, due primarily to the completion of the Honam engineering and development agreement.

Total expenses for the first quarter were $4,719,380 compared with $3,334,339 in the prior year quarter. The increase in expenses was primarily related to an increase in the cost of product sales and other expenses as follows:

●	$1,335,721 increase in cost of product sales was due to an increase in commercial product sales;

●	$436,042 decrease in cost of engineering and development sales was due to diminished activities related to engineering and development agreements completed in the prior year;

●
$460,536 increase in advanced engineering and development expenses was due to a shift from engineering contracts to product development and pilot plant operation for the Company’s ZBB EnerStore™ and ZBB EnerSection™ products;

●	$74,689 increase in total other expense primarily as a result of a $76,481 equity loss of investee company;

●	$70,000 decrease in income tax benefits as a result of a R&D tax credit from Australia in the prior year’s quarter.

During the first quarter, the Company’s major accomplishments included:

●	Shipped five ZBB EnerSystems and shipped twenty-five ZBB EnerStores to customers with a wide-range of applications.

●	Completion of ETL Listing to UL 1741 standard for the ZBB EnerSection 125kW inverter.

●	Senior level executive appointments of Chuck Stankiewicz as Chief Operating Officer and Tony Siebert as Vice President of Sales and Product Marketing.

●
Installation and commissioning of a 500kWh energy management system, including ZBB EnerStore storage and ZBB EnerSection inverters on the Illinois Institute of Technology campus as part of their “Perfect Power” micro grid application.

●	Follow-on orders from the Company’s China joint venture of over $600,000.

Milestones achieved subsequent to the end of the first quarter:

●	Signed a long-term OEM supply agreement with major vehicle/engine manufacturer for Hybrid electronics.

o
Received from the major vehicle/engine manufacturer orders of $500,000 in the first quarter being delivered in the second quarter with an additional $860,000 of new orders booked in the second quarter.

●	Received a development order to be followed by a prototype order for electronics to be applied to an innovative generator technology being applied to hydro generation.

●
Shipment of an eight unit ZBB EnerStore and ZBB EnerSection power and energy control center system to the microgrid installation at the Joint Base Pearl Harbor Hickam (JBPHH) U.S. Military base in Honolulu, Hawaii.

●	We achieved a 30% EnerStore product cost reduction that we expect to begin to realize on orders shipped in the third quarter.

“The first quarter increase in product sales met our plan objectives of quarter over quarter increases in revenues,” said Eric C. Apfelbach, President and CEO. “These shipments provide field-proven references for repeat orders from existing customer and for new customer orders.   While our sales funnel continues to grow the key to our growth and achieving our 2013 fiscal year targets is accelerating the near-term bookings of orders in the funnel. In addition, our initial penetration  in these key segments is leading to strategic partnership opportunities that we believe could offer significant leverage in our market channels, product offering and access to capital.”

Conference call – November 6, 2012 – 11:00 a.m. Eastern Standard Time (10:00 a.m. CST)

The Company will hold a conference call on Tuesday, November 6, 2012 at 11:00 a.m. Eastern Standard Time (10:00 a.m. Central Standard Time) to discuss results for its first fiscal quarter ended September 30, 2012. To participate in the call, please dial 1-888-510-1765, for domestic callers, and 1-719-325-2402, for international callers. The participant passcode is 7203641.

The call will be available for replay at 1-888-203-1112, for domestic callers, and 1-719-457-0820, for international callers. The replay passcode is 7203641. The conference call will also be available for replay via the investor relations section of the Company’s website at www.zbbenergy.com until December 6, 2012.

ZBB ENERGY CORPORATION
Condensed Consolidated Statements of Operations (Unaudited)

	Three months ended September 30,
	2012	2011
Revenues
Product sales	$1,605,138	$226,107
Engineering and development	218,183	1,411,750
Total Revenues	1,823,321	1,637,857

Costs and Expenses
Cost of product sales	1,492,392	156,671
Cost of engineering and development	45,065	481,107
Advanced engineering and development	1,159,739	699,383
Selling, general, and administrative	1,681,552	1,677,997
Depreciation and amortization	340,632	319,181
Total Costs and Expenses	4,719,380	3,334,339

Loss from Operations	(2,896,059)	(1,696,482)

Other Income (Expense)
Equity in loss of investee company	(76,481)	-
Interest income	389	6,689
Interest expense	(47,563)	(59,668)
Other income	-	4,013
Total Other Income (Expense)	(123,655)	(48,966)

Loss before provision (benefit) for Income Taxes	(3,019,714)	(1,745,448)

Provision (benefit) for Income Taxes	-	(70,000)
Net loss	(3,019,714)	(1,675,448)
Net loss attributable to noncontrolling interest	136,924	-
Net Loss Attributable to ZBB Energy Corporation	$(2,882,790)	$(1,675,448)

Net Loss per share
Basic and diluted	$(0.04)	$(0.05)

Weighted average shares-basic and diluted	77,319,009	30,496,936

ZBB ENERGY CORPORATION
Condensed Consolidated Balance Sheets

	September 30, 2012 Unaudited)	June 30, 2012
Assets
Current assets:
Cash and cash equivalents	$4,637,014	$7,823,217
Accounts receivable, net	1,189,722	480,563
Inventories	3,831,728	2,912,207
Prepaid and other current assets	343,643	187,448
Refundable income tax credit	192,643	185,545
Total current assets	10,194,750	11,588,980
Long-term assets:
Property, plant and equipment, net	5,416,108	5,484,545
Investment in investee company	3,007,408	3,083,889
Intangible assets, net	958,618	1,143,122
Goodwill	803,079	803,079
Total assets	$20,379,963	$22,103,615

Liabilities and Equity
Current liabilities:
Bank loans and notes payable	$993,821	$1,022,826
Accounts payable	1,917,790	1,899,029
Accrued expenses	1,332,418	1,289,138
Customer deposits	915,183	1,315,309
Accrued compensation and benefits	271,099	335,369
Total current liabilities	5,430,311	5,861,671
Long-term liabilities:
Bank loans and notes payable	2,802,986	2,915,134
Total liabilities	8,233,297	8,776,805

Equity
Series A preferred stock ($0.01 par value, $10,000 face value)
Common stock ($0.01 par value); 150,000,000 authorized,
77,568,535 and 72,977,248 shares issued and outstanding as of September 30, 2012 and June 30, 2012, respectively	775,686	729,773
Additional paid-in capital	82,155,435	80,363,519
Accumulated deficit	(71,936,699)	(69,053,909)
Accumulated other comprehensive loss	(1,584,680)	(1,584,921)
Total ZBB Energy Corporation Equity	9,409,742	10,454,462
Noncontrolling interest	2,736,924	2,872,348
Total equity	12,146,666	13,326,810
Total liabilities and equity	$20,379,963	$22,103,615

ZBB Energy Corporation
Condensed Consolidated Statements of Cash Flows (Unaudited)

	Three months ended September 30,
	2012	2011
Cash flows from operating activities
Net loss	$(3,019,714)	$(1,675,448)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation of property, plant and equipment	156,128	137,907
Amortization of intangible assets	184,504	176,757
Stock-based compensation	236,150	300,228
Changes in assets and liabilities
Accounts receivable	(709,159)	(1,271,909)
Inventories	(919,521)	(166,161)
Prepaids and other current assets	(156,195)	5,029
Refundable income taxes	(7,098)	(56,710)
Accounts payable	18,761	661,880
Accrued compensation and benefits	(64,270)	(81,088)
Accrued expenses	20,465	111,823
Customer deposits	(400,126)	263,233
Net cash used in operating activities	(4,583,594)	(1,594,459)
Cash flows from investing activities
Expenditures for property and equipment	(87,691)	(601,804)
Net cash used in investing activities	(87,691)	(601,804)
Cash flows from financing activities
Repayments of bank loans and notes payable	(141,153)	(75,501)
Proceeds from issuance of Series A preferred stock	-	1,447,240
Proceeds from issuance of common stock	1,744,688	-
Common stock issuance costs	(143,009)	(65,304)
Proceeds from noncontrolling interest	1,500	-
Net cash provided by financing activities	1,462,026	1,306,435
Effect of exchange rate changes on cash and cash equivalents	23,056	(52,399)
Net decrease in cash and cash equivalents	(3,186,203)	(942,227)
Cash and cash equivalents - beginning of period	7,823,217	2,910,595

Cash and cash equivalents - end of period	$4,637,014	$1,968,368

Cash paid for interest	$46,753	$59,668

Supplemental non-cash investing and financing activities:
Issuance of common stock for discounted notes receivable	-	$1,440,960

About ZBB Energy Corporation

ZBB Energy Corporation (NYSE MKT: ZBB) designs, develops, and manufactures advanced energy storage, power electronic systems, and engineered custom and semi-custom products targeted at the growing global need for distributed renewable energy, energy efficiency, power quality, and grid modernization. ZBB and its power electronics subsidiary, Tier Electronics, LLC, have developed a portfolio of integrated power management platforms that combine advanced power and energy controls plus energy storage to optimize renewable energy sources and conventional power inputs whether connected to the grid or not. Tier Electronics participates in the energy efficiency markets through their hybrid vehicle control systems, and power quality markets with their line of regulation solutions. Together, these platforms solve a wide range of electrical system challenges in global markets for utility, governmental, commercial, industrial and residential end customers. Founded in 1986, ZBB's platforms ensure optimal efficiencies today, while offering the flexibility to adapt and scale to future requirements. ZBB's corporate offices and production facilities are located in Menomonee Falls, WI, USA with offices also located in Perth, Western Australia. For more information, visit: www.zbbenergy.com.

Safe Harbor Statement

Certain statements made in this press release contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended that are intended to be covered by the "safe harbor" created by those sections. Forward-looking statements, which are based on certain assumptions and describe our future plans, strategies and expectations, can generally be identified by the use of forward-looking terms such as "believe," "expect," "may," "will," "should," "could," "seek," "intend," "plan," "estimate," "anticipate" or other comparable terms. Forward-looking statements in this press release may address the following subjects among others: statements regarding the sufficiency of our capital resources, expected operating losses, expected revenues, expected expenses and our expectations concerning our business strategy. Forward-looking statements involve inherent risks and uncertainties which could cause actual results to differ materially from those in the forward-looking statements, as a result of various factors including those risks and uncertainties described in the Risk Factors and in Management's Discussion and Analysis of Financial Condition and Results of Operations sections of our most recently filed Annual Report on Form 10-K and our subsequently filed Quarterly Reports on Form 10-Q. We urge you to consider those risks and uncertainties in evaluating our forward-looking statements. We caution readers not to place undue reliance upon any such forward-looking statements, which speak only as of the date made. Except as otherwise required by the federal securities laws, we disclaim any obligation or undertaking to publicly release any updates or revisions to any forward-looking statement contained herein (or elsewhere) to reflect any change in our expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

Contact:

Lewis W. Kreps
Three Part Advisors, LLC
www.threepa.com
214-599-7955
or

David Mossberg
Three Part Advisors, LLC
817-310-0051